FOR IMMEDIATE RELEASE – September 23, 2014	Contact:

James H. Sills III, President & CEO
919.687.7800
James.Sills@mfbonline.com

M&F BANCORP, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

DURHAM, N.C., September 23, 2014 – M&F Bancorp, Inc. (OTCBB: MFBP) (“M&F” or “the Company”) today announced that its Board of Directors (“Board”) has unanimously adopted a ten-year shareholder rights plan (the “Rights Plan” or “Plan”).

This Rights Plan is intended to ensure that the Board remains in the best position to perform its fiduciary duties and to enable all M&F shareholders to receive fair and equal treatment. It is also designed to allow all M&F shareholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of M&F through open market accumulation without appropriately compensating the Company’s shareholders for such control or providing the Board sufficient time to make informed judgments.

M&F’s Board and management team are focused on enhancing shareholder value, and the Board believes the Rights Plan will preserve the Company’s ability to continue implementing its strategic initiatives to drive improved returns and value creation.

The Rights Plan, which was adopted following evaluation and consultation with the Company’s outside advisors, is similar to plans adopted by numerous publicly traded companies and was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Plan, M&F is issuing one preferred share purchase right for each current share of common stock outstanding at the close of business on October 6, 2014. Initially, these rights will not be exercisable and will be attached to and trade with the shares of M&F’s common stock.

Under the Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10 percent or more of the Company’s common stock. In that situation, each holder of a right (other than such person or members of such group, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right.

If, after a person or group acquires 10 percent or more of the Company’s common stock, the Company merges into another company, an acquiring entity merges into the Company or the Company sells or transfers more than 50% of its consolidated assets or earning power, then each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price.

In addition, at any time after a person or group acquires 10 percent or more of the Company’s common stock, the Company may exchange the rights (other than those rights belonging to such person or members of such group, whose rights will become void and will not be exercisable), in whole or in part, for shares of the Company’s common stock or preferred stock, at an exchange ratio of one share of common stock, or a fractional share of preferred stock equivalent in value thereto, per right.

In all cases, rights held by any person or group whose actions trigger the Rights Plan would become void and not be exercisable.

The Company’s Board may redeem the rights for $0.01 per right at any time before an event that causes the rights to become exercisable.

More details about the Rights Plan are contained in a Form 8-K filed by M&F with the Securities and Exchange Commission on September 23, 2014.

About M&F

M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, N.C., has assets of approximately $299 million as of June 30, 2014. Mechanics and Farmers Bank (“M&F Bank”) is its wholly owned subsidiary. M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of a few N.C. banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com.

Forward Looking Language

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and its subsidiary, Mechanics and Farmers Bank (“M&F Bank”). These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.